Item 77D - DWS Core Equity VIP (a series of
DWS Variable Series I)


Effective May 1, 2012, the Fund changed its name from DWS Growth & Income VIP to DWS Core
Equity VIP. Consistent with the name change, a change was made to the Fund's investment strategy to reflect that under normal circumstances the Fund intends to invest at least 80% of total assets in equities, mainly common stocks.


 For internal use only
E:\Electronic Working Files\03 - NSAR\2012\3-31-2012\DWS
Investment Trust\03-Exhibits\Exhibit 77D Core Equity Fund.docx
 For internal use only

 For internal use only